Exhibit 99.13

EXECUTION COPY — 3/14/05

JOINT DEVELOPMENT AGREEMENT

by and between

TRIKON TECHNOLOGIES, INC.

and

AVIZA TECHNOLOGY, INC.

dated

March 14, 2005

EXECUTION COPY — 3/14/05

TABLE OF CONTENTS

ARTICLE I Definitions and Construction		1

1.1	Definitions	1
1.2	Construction	4

ARTICLE II Development		4

2.1	General	4
2.2	Delivery of Existing Manufacturing Documentation and Software Source Code	4
2.3	Requirements	4
2.4	First Payment Milestones — Delivery of Trikon Transport Module and the Existing Manufacturing Documentation and Source Code	5
2.5	Delivery of Documented Transport Module Software	5
2.6	Second Payment Milestone — Delivery of Developed Software	5
2.7	Third Payment Milestone — Acceptance of Software	6
2.8	Milestone Dependencies	6

ARTICLE III Project Management		7

3.1	Project Managers	7
3.2	Responsibilities	7
3.3	Appointment	7
3.4	Replacement	7
3.5	Facilities	7
3.6	Development Access	7

ARTICLE IV Post-Development Supply and License		8

4.1	Supply Commitment	8
4.2	Price	8
4.3	Limitation	8
4.4	Manufacturing Documentation and Software Updates	8

ARTICLE V Fees and Payment		9

5.1	Development Fee	9
5.2	License Fee	9
5.3	Royalties	9
5.4	Taxes	9
5.5	Payment Method	10

ARTICLE VI IP Rights and Ownership		10

6.1	General IP Ownership	10

ARTICLE VII IP and Software Licenses		10

7.1	General	10

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7.2	Granted By Trikon	10
7.3	Delivery	11

ARTICLE VIII Confidentiality		11

8.1	Confidential Information	11
8.2	Confidential Information Exclusions	11
8.3	Mandatory Disclosures	11
8.4	Confidentiality Obligation	11
8.5	Confidentiality of Agreement	12

ARTICLE IX Representations and Warranties		12

9.1	Mutual Representations and Warranties	12
9.2	Trikon Representations and Warranties	12
9.3	Existing Manufacturing Documentation and Software	13
9.4	Disclaimer	13

ARTICLE X Indemnity		13

10.1	Indemnification by Trikon	13
10.2	Remedies	13
10.3	Limitations	14

ARTICLE XI Limitation of Liability		14

11.1	CONSEQUENTIAL DAMAGES	14
11.2	LIMITATION OF LIABILITY	14

ARTICLE XII Governing Law		14

12.11	Governing Law	14

ARTICLE XIII Term and Termination		15

13.1	Term of Agreement	15
13.2	Termination by Aviza	15
13.3	Termination for Cause	15
13.4	Effect of Termination	15

ARTICLE XIV Miscellaneous		15

14.1	Force Majeure	15
14.2	Import and Export	15
14.3	Relationship of Parties	15
14.4	No Third Party Beneficiaries	16
14.5	Notices	16
14.6	Assignment	16
14.7	Waiver and Modification	16
14.8	Severability	16
14.9	Trademarks	16
14.10	Freedom of Action	16
14.11	Entire Agreement	17
14.12	Counterparts	17

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EXECUTION COPY — 3/14/05

TABLE OF EXHIBITS

EXHIBIT A	Development Plan
EXHIBIT A-1	Requirements
EXHIBIT A-2	Trikon Milestones and Aviza Dependencies
EXHIBIT A-3	Acceptance Criteria
EXHIBIT B	Software Support Terms
EXHIBIT 4.1	Purchase Terms and Conditions

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EXECUTION COPY — 3/14/05

JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (the “Agreement”) is made and entered into as of this 14th day of March, 2005 (“Effective Date”), by and between Aviza Technology, Inc., a Delaware corporation (“Aviza”), and Trikon Technologies, Inc. a Delaware corporation (“Trikon”). (As used in this Agreement, each of Aviza and Trikon is a “Party” and collectively the “Parties.”)

BACKGROUND

A. Trikon is in the business, among other things, of marketing and selling equipment for deposition and etch of thin films for use in the production of semiconductor devices.

B. Aviza is in the business, among other things, of marketing and selling advanced thermal processing and atomic layer deposition (“ALD”) equipment for the semiconductor industry.

C. Aviza wishes to fund the development by Trikon of control software for an existing Aviza process module in accordance with Aviza’s requirements [OMITTED*].

D. Following the completion of such development work, Trikon wishes to make available (and Aviza wishes to purchase) transport modules and system controls incorporating Trikon software as modified pursuant to this Agreement, and Trikon wishes to grant (and Aviza to receive) certain license rights related to such items, all on the terms and conditions set forth in this Agreement.

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

Definitions and Construction

1.1 Definitions. The following capitalized terms have the meanings set forth below:

(a) “Acceptance Criteria” means the acceptance criteria for the Developed Software set forth in Exhibit A-3, as may be amended or supplemented by Parties.

(b) “Affiliate” means any entity that controls, is controlled by or is under common control with a Party. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

(c) “Aviza Deliverable” means any tangible items to be delivered by Aviza to Trikon pursuant to the Development Plan.

*                 Omitted pursuant to a request for confidential treatment. The omitted portion has been filed separately with the Securities and Exchange Commission.

(d) “Aviza Dependencies” has the meaning specified in Exhibit A-2.

(e) “Aviza Dependency Dates” means the dates set forth in Exhibit A-2 as the dates by which the corresponding Aviza Dependencies must be satisfied in order for Trikon to be obligated to satisfy the Trikon Milestones by the corresponding Milestone Dates.

(f) “Aviza Process Modules” means the [OMITTED*] process modules, including the current [OMITTED*] process modules described in the Requirements and Development Plan.

(g) “Business Day” means any day other than a Saturday, Sunday or public or religious holiday that is actually observed generally by all public institutions or banks in San Francisco, California. A Business Day commences at 8:00 a.m. Pacific Time and concludes at 5:00 p.m. Pacific Time in the United States of America.

(h) “Commercial Units” has the meaning specified in Section 4.1.

(i) “Confidential Information” has the meaning specified in Section 8.1.

(j) “Controller” means Trikon’s existing PC-104 controller.

(k) “Derivative Work” has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

(l) “Developed Software” means the control system software to be developed by Trikon under this Agreement for an Aviza Process Module, as described in the Requirements and Development Plan.

(m) “Development Fee” has the meaning specified in Section 5.1.

(n) “Development Plan” means the plan for the development of the Developed Software in accordance with the Requirements provided to Trikon by Aviza, set forth in Exhibit A, as such plan may be amended in accordance with the terms of this Agreement.

(o) “Improvement” means any adaptation, improvement, upgrade, update, enhancement, new version, bug-fix, patch, extension, or Derivative Work, as applicable.

(p) “Intellectual Property Rights” means the rights associated with the following: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) all trademarks, service marks, trade names, trade dress rights and similar designation of origin and rights therein (“Marks”); (v) all rights in trade secrets and Confidential Information; and (vi) any similar, corresponding or equivalent rights to any of the foregoing any where in the world.

(q) “License Fee” has the meaning specified in Section 5.2.

*                 Omitted pursuant to a request for confidential treatment. The omitted portion has been filed separately with the Securities and Exchange Commission.

(r) “Licensed Product” means any Commercial Unit manufactured either by Aviza or for Aviza by a third party (other than Trikon) pursuant to the Manufacturing Rights granted in Section 7.2 that is Sold by Aviza to its end customers.

(s) “Manufacturing Documentation” has the meaning specified in Section 4.4.

(t) “Manufacturing Rights” has the meaning specified in Section 7.2.

(u) “Milestone Dates” means the dates set forth in Exhibit A-2 as the dates by which Trikon is required to satisfy the corresponding Trikon Milestones.

(v) “Payment Milestones” means those Trikon Milestones described in Article II as “Payment Milestones” and further described in Exhibit A-2, which, when satisfied by Trikon, require Aviza’s payment to Trikon of the specified portions of the Development Fee in accordance with Section 5.1.

(w) “Personnel” means, with respect to a Party, such Party’s employees working on such Party’s behalf. For clarity, Trikon and its employees shall not be considered working on Aviza’s behalf.

(x) “Project Managers” has the meaning specified in Section 3.1.

(y) “Requirements” means the functional and technical requirements for the Developed Software as agreed upon by the Parties pursuant to Section 2.3 and set forth in Exhibit A-1, as may be amended or supplemented by mutual agreement of the Parties.

(z) “Sale” means, for purposes of determining royalties payable to Trikon under Section 5.3, Aviza’s shipment of a Licensed Product to an end customer. The terms “Sell” and “Sold” will have the same meaning when used herein as the term “Sale.”

(aa) “Software” means the Transport Module Software and the Developed Software.

(bb) “Source Code” shall mean the human-readable form of software that can be compiled into executable code form, together with any documentation for the source code.

(cc) “Trikon Deliverables” means the Software and any other hardware, software, Source Code, documentation, test results or other tangible items or materials listed in this Agreement, including Exhibit A-1, to be delivered by Trikon to Aviza pursuant to this Agreement.

(dd) “Trikon Milestones” means the distinct milestones that are to be satisfied by Trikon in connection with its performance of the Development Plan as set forth in Exhibit A-2.

(ee) “Trikon Transport Module” means Trikon’s existing transport module on which Trikon’s Transport Module Software has been installed, with any modifications, including Improvements, made to such module by or on behalf of Trikon.

(ff) “Transport Module Software” means the Trikon proprietary transport module software as it exists on the Effective Date and as modified by Trikon during the term of the Agreement.

1.2 Construction. For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) The Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE II

Development

2.1 General. In accordance with and subject to the terms of this Agreement, Trikon shall deliver to Aviza a Trikon Transport Module, and shall develop and deliver the Trikon Deliverables, including the Software in executable code and Source Code form, in accordance with the terms set forth below and in the Development Plan. The components of the Trikon Deliverables, including the Software, will conform to the Requirements. In accordance with Section 5.1, upon satisfaction by Trikon of the Payment Milestones, Aviza shall pay to Trikon the Development Fee.

2.2 Delivery of Existing Manufacturing Documentation and Software Source Code.

(a) As soon as practicable but no later than twenty-one (21) days after the Effective Date, Trikon shall provide Aviza with a copy of all documentation necessary for the manufacture of the Commercial Units that it possesses as of the Effective Date, including designs, vendor details and part numbers (the “Manufacturing Documentation”), and a copy of the Source Code for the Transport Module Software and the existing Trikon control system software, as documented as of the Effective Date.

(b) Updates to the Manufacturing Documentation and the Transport Module Software shall be provided as set forth in Section 2.5 and 4.4.

2.3 Requirements.

(a) Within seven (7) days after the Effective Date of this Agreement, Trikon shall supply to Aviza information regarding the software architecture and the requirements (e.g., input/output requirements) of the Controller and the performance capabilities of the control system software incorporated in the Controller as of the Effective Date for the control of Trikon’s existing [OMITTED*] process module.

*                 Omitted pursuant to a request for confidential treatment. The omitted portion has been filed separately with the Securities and Exchange Commission.

(b) Within thirty (30) days after Aviza’s receipt of such information from Trikon, Aviza will deliver to the Trikon’s Project Manager, in electronic or other reasonable form, a copy of the proposed Requirements, which will be substantially based on the control systems software incorporated in the Controller as of the Effective Date for the control of Trikon’s existing [OMITTED*] process module and Trikon’s descriptions of such control system software, but which will also take into account the unique, incremental features and functions of the Developed Software reasonably required by Aviza to enable the Trikon Transport Module to work successfully with the Aviza Process Module.

(c) Trikon shall review the Requirements submitted by Aviza promptly upon its receipt thereof and shall notify Aviza promptly if Trikon determines in good faith that the Requirements as proposed by Aviza are inconsistent with the general framework of Section 2.3(b) and either require significantly greater development resources than Trikon can bring to bear in the intended development time or Trikon cannot otherwise perform. The Parties will meet immediately thereafter and will use all reasonable efforts to resolve all outstanding issues regarding the Requirements and reach agreement as to the final set of Requirements as soon as possible. Concurrent with Aviza’s submission and the Parties’ discussion, if any, of the Requirements, the Parties will use all reasonable efforts to finalize the other related aspects of the Development Plan, including the Milestone Dates, Aviza Dependencies, Aviza Dependency Dates and Acceptance Criteria. The final Requirements will become part of this Agreement and will be attached hereto as Exhibit A-1. The final Milestone Dates, Aviza Dependencies, Aviza Dependency Dates and Acceptance Criteria will become part of this Agreement and will be attached hereto as Exhibits A-2 and A-3, as applicable.

2.4 First Payment Milestones — Delivery of Trikon Transport Module and the Existing Manufacturing Documentation and Source Code. Trikon shall deliver, on or prior to the First Milestone Date, a Trikon Transport Module within Aviza’s Scotts Valley site. Trikon’s delivery of the Trikon Transport Module at Aviza’s site shall constitute the occurrence of the “First Payment Milestone.” The Parties acknowledge that Trikon delivered the Trikon Transport Module at Aviza’s site as this Section 2.4 requires prior to this Agreement’s Effective Date.

2.5 Delivery of Documented Transport Module Software. By May 1, 2005, Trikon shall provide Aviza with a copy of the then-current version of the Source Code for the Transport Module Software written in a form and documented in such a manner so as to enable a software engineer reasonably skilled in the relevant software field to use and modify the Transport Module Software.

2.6 Second Payment Milestone — Delivery of Developed Software. Trikon shall deliver a copy of the Developed Software, in both executable code and Source Code form, to Aviza on or prior to the Second Milestone Date, which delivery shall constitute the occurrence of the “Second Payment Milestone.”

*                 Omitted pursuant to a request for confidential treatment. The omitted portion has been filed separately with the Securities and Exchange Commission.

2.7 Third Payment Milestone — Acceptance of Software. Aviza’s acceptance of the Developed Software in accordance with this Section 2.7 shall constitute the occurrence of the “Third Payment Milestone.” Trikon shall satisfy the Third Payment Milestone by the Third Milestone Date. Trikon’s satisfaction of the Third Payment Milestone shall be determined in accordance with the following:

(i) Prior to delivery of the Developed Software to Aviza, Trikon will be given the opportunity to test and, if necessary, de-bug the Developed Software on a representative, functional Aviza Process Module, including, if required by Trikon, on the Trikon Transport Module provided at Aviza’s Scotts Valley site.

(ii) Upon receipt of the Developed Software under Section 2.6, Aviza shall test the Developed Software to determine if it meets the Acceptance Criteria for the Developed Software.

(iii) If Aviza rejects the Developed Software, it shall provide the Trikon Project Manager with a written notice of rejection within thirty (30) days from the date of its initial receipt of the Developed Software (and similarly in the case of a second or subsequent test of the Developed Software in accordance with Section 2.7(a)(iv), below; such period the “Acceptance Period”). Failure of Aviza to provide such rejection notice in the Acceptance Period shall be deemed acceptance of the Developed Software and the satisfaction by Trikon of the Third Payment Milestone.

(iv) Aviza may only issue a rejection notice if it determines that the Developed Software fails to comply with the relevant Acceptance Criteria. A rejection notice shall set forth in detail the reasons for Aviza’s rejection of the Developed Software.

(v) Upon receipt of the rejection notice, Trikon shall have a reasonable amount of time but no more than fifteen (15) days after receipt of such notice to correct any nonconformance or defect in the Developed Software and to return an updated copy of Developed Software to Aviza for acceptance as provided in this Section 2.7. Upon receipt of such updated Developed Software, Aviza shall re-commence acceptance testing in accordance with Section 2.7(a)(i) above.

(vi) Subject to Sections 2.7(a)(i) through 2.7(a)(iv), the above acceptance procedures shall be repeated until the Developed Software meets the Acceptance Criteria or Aviza properly exercises it termination rights in accordance with Section 13.2.

(b) Once the Developed Software is accepted by Aviza in accordance with the foregoing, for all purposes under this Agreement, the date on which such Third Payment Milestone is deemed to have been satisfied shall be the date on which Aviza accepts the version of the Developed Software that meets the relevant Acceptance Criteria.

2.8 Milestone Dependencies.

(a) Aviza shall satisfy the Aviza Dependencies, including providing Trikon with the Aviza Deliverables, by the Aviza Dependency Dates and otherwise fully cooperate with Trikon to enable Trikon’s performance of the Development Plan, all in accordance with the Development Plan.

(b) Trikon’s satisfaction of the Trikon Milestones by the corresponding Milestone Dates is dependent upon Aviza’s satisfaction of the Aviza Dependencies by the corresponding Aviza Dependency Dates. Any delay by Aviza in satisfying a Aviza Dependency by the corresponding Dependency Date shall automatically result in all subsequent Trikon Milestone Dates being extended day-for-day by the delay of Aviza satisfying the Aviza Dependency.

ARTICLE III

Project Management

3.1 Project Managers. Each Party shall appoint a principal point of contact to be its project manager (the “Project Managers”) who shall coordinate and act as liaisons with the other Party with respect to this Agreement.

3.2 Responsibilities. The Project Managers responsibilities shall generally include overseeing and supervising its Party’s fulfillment of its obligations under the Development Plan, understanding the obligations of the other Party under the Development Plan, discussing Project’s progress, and identifying barriers to success, key issues and issues-resolution options with the other Party’s Project Manager.

3.3 Appointment. Trikon hereby appoints Gordon Green as its Project Manager, and Aviza hereby consents to such appointment. Aviza hereby appoints Alex Anderson as its Project Manager, and Trikon hereby consents to such appointment.

3.4 Replacement. If a Party’s Project Manager is unable to continue to serve for any reason, or a Party otherwise wishes to replace its Project Manager, such Party shall propose a successor and shall introduce the individual to the other Party. In addition, such Party shall provide the other Party with a resume and any other information about the individual that the other Party reasonably requests.

3.5 Facilities. The Project Managers shall each be provided with reasonable facilities at the locations of the other Party as necessary to permit each Project Manager to perform its obligations or exercise the rights of its Party under this Agreement.

3.6 Development Access.

(a) By Aviza. To the extent reasonably required to enable Aviza to review Trikon’s performance under this Agreement, and subject to reasonable controls by Trikon with respect to access to its Confidential Information, Trikon shall provide Aviza with reasonable access to the Trikon development team involved in the development of the Trikon Deliverables.

(b) By Trikon. To the extent reasonably required for Trikon to fulfill its obligations under the Development Plan, and subject to reasonable controls by Aviza with respect to access to its Confidential Information, Aviza shall provide Trikon with reasonable access to the Aviza development team involved in the development of the Aviza Deliverables.

ARTICLE IV

Post-Development Supply and License

4.1 Supply Commitment. Aviza will have the right to order Trikon Transport Modules along with Controllers incorporating the Developed Software (“Commercial Units”) from Trikon, and Trikon shall, provided Aviza’s quantity requirements are reasonable, supply such Commercial Units to Aviza in accordance with lead times reasonably required by Trikon but not to exceed: (a) twelve (12) weeks if Aviza’s order is for one (1) unit, and if at the time of receipt of the Aviza order for such unit, Trikon has no other orders from Aviza for a Commercial Unit currently in its manufacturing queue, and (b) sixteen (16) weeks for all other orders. Subject to the foregoing, Trikon shall endeavor to supply the Commercial Units to Aviza sooner than the not to exceed lead times set forth above in order to meet Aviza’s requested shipment date. Aviza’s purchase of such Commercial Units will be governed by both the applicable terms and conditions of this Agreement and the purchase terms and conditions attached hereto as Exhibit 4.1, which are incorporated herein by reference. In the event of a conflict between those standard terms and conditions and those contained in this Agreement, this Agreement will prevail. The terms of this Agreement and the terms and conditions attached hereto as Exhibit 4.1 shall prevail over any additional or inconsistent terms set forth in any purchase order, acknowledgement, or other document exchanged between the Parties in connection with the purchase and sale of the Commercial Units, and any such additional or inconsistent terms are hereby rejected. Trikon’s supply obligations under this Section 4.1 shall terminate once Trikon has supplied Aviza with eight (8) Commercial Units (the “Required Units”). Subject to the foregoing, Aviza shall place purchase orders for the Required Units within twenty-four (24) months after completion of the Development Plan for delivery no later than thirty (30) months after the Effective Date.

4.2 Price. Trikon’s price to Aviza for the Commercial Units under this Article IV shall be Trikon’s actual, burdened costs to supply such Commercial Units, including costs for materials, labor and overhead, plus a margin of [OMITTED*], calculated consistently with the representative example contained in Exhibit 4.2 (which sets forth the materials costs necessary to supply the Trikon Transport Module as it exists as of the Effective Date and also sets forth the overhead and labor costs that will be included in the calculation of the price for the Commercial Units; while in general, Exhibit 4.2 serves as a representative sample of costs to be included in the calculation of the price for the Commercial Units, the parties agree that Trikon may not alter the labor, overhead and other non-materials costs listed on Exhibit 4.2 in establishing the price for the Commercial Units absent Aviza’s written agreement.). To the extent any modifications, including any Improvements, are made to such module by or on behalf of Trikon after the Effective Date that increase or decrease Trikon’s cost to supply such Trikon Transport Module, Aviza will have the option of purchasing Commercial Units under Section 4.1 that incorporate either (i) the existing Trikon Transport Module at a price based on the amounts set forth in Exhibit 4.2 plus a [OMITTED*] profit margin, or (ii) the modified Trikon Transport Module at a price reflecting Trikon’s increased or decreased costs while maintaining the same overall margin specified above. Aviza may specify configurations of the Commercial Units that do not require all of the materials components listed on Exhibit 4.2, and in that case those Commercial Units will not contain such components and the price for any such units purchased (except for the [OMITTED*] profit margin) will be adjusted accordingly.

4.3 Limitation. Subject to Section 4.1, nothing in this Agreement obligates Trikon to make, use, sell or otherwise commercialize any Commercial Units.

4.4 Manufacturing Documentation and Software Updates.

(a) Manufacturing Documentation Updates. During the term of this Agreement, Trikon will deliver to Aviza any and all updates to the Manufacturing Documentation that are directly relevant to the Trikon Transport Modules used by Aviza and supplied hereunder, on the same schedule as Trikon internally issues engineering changes orders for such updates.

(b) Software Updates. Beginning with the delivery of Software under this Agreement and ending June 1, 2008, Trikon shall provide to Aviza any and all updates, including any Improvements, made by Trikon to the Software that are directly relevant to the Trikon Transport Modules used by Aviza and supplied hereunder, in accordance with the support terms in the form of Exhibit B (the details of such support to be defined at a later date by the parties), on Trikon’s normal release schedule.

*                 Omitted pursuant to a request for confidential treatment. The omitted portion has been filed separately with the Securities and Exchange Commission.

ARTICLE V

Fees and Payment

5.1 Development Fee. Aviza shall pay to Trikon a total of one million two hundred thousand dollars ($1,200,000.00) (the “Development Fee”) in consideration for and conditioned upon Trikon’s satisfaction of the Payment Milestones set forth in Article II. Upon the occurrence of the Payment Milestones as set forth below, Trikon will issue to Aviza an invoice for the portion of the Development Fee then due and Aviza shall pay the Development Fee in accordance with the following:

(a) First Payment: Nine hundred thousand dollars ($900,000.00) (the “First Payment”) shall be paid by Aviza to Trikon within thirty (30) days after the satisfaction of the First Payment Milestone (Delivery of Trikon Transport Module) in accordance with Section 2.4. The Parties acknowledge that Aviza paid the First Payment to Trikon prior to this Agreement’s Effective Date and that all of the Aviza Dependencies relating to the First Payment Milestone have been satisfied.

(b) Second Payment: An additional two hundred thousand dollars ($200,000.00) (the “Second Payment”) shall be paid by Aviza to Trikon within thirty (30) days after the satisfaction of the Second Payment Milestone (Delivery of Software) in accordance with Section 2.6; and

(c) Third Payment: An additional one hundred thousand dollars ($100,000.00) (the “Third Payment”) shall be paid by Aviza to Trikon within thirty (30) days of the satisfaction of the Third Payment Milestone (Acceptance of Software) in accordance with Section 2.7.

5.2 License Fee. In addition to the Development Fee, and in consideration of the license rights granted to Aviza as set forth in 7.2, Aviza shall pay to Trikon a non-refundable, one-time fee of four million dollars ($4,000,000.00) (the “License Fee”), which shall be due and which Aviza shall pay in accordance with the following:

(a) Two million dollars ($2,000,000.00) shall be paid by Aviza to Trikon upon this Agreement’s Effective Date; and

(b) A second two million dollars ($2,000,000.00) shall be paid by Aviza to Trikon on or before July 31, 2005.

5.3 Royalties. Aviza shall additionally pay to Trikon a royalty of [OMITTED*] provided that in no event shall Aviza be required to pay an aggregate amount in excess of two million dollars ($2,000,000.00) under this Section 5.3. Aviza shall pay such royalties to Trikon within [OMITTED*] by Aviza or its Affiliates. Aviza shall keep and maintain, and Trikon shall have the right to access and audit, such books and records as reasonably necessary to confirm Aviza’s performance of its payment obligations under this Section 5.3.

5.4 Taxes. In addition to the payments described above, Aviza shall pay the invoiced sales and use tax, but excluding any tax based upon the net income of Trikon, if imposed by any government as a result of payments made to Trikon under this Agreement.

*                 Omitted pursuant to a request for confidential treatment. The omitted portion has been filed separately with the Securities and Exchange Commission.

5.5 Payment Method. All amounts payable under this Agreement shall be made by bank-wire transfer in immediately available funds to an account that Trikon designates, or such other reasonable method as the parties may mutually agree upon from time to time; provided, however, that if Aviza’s payment is made via bank-wire transfer, then the time period specified herein for Aviza’s payment of any fees or royalties under this Agreement will be extended by an additional three (3) days. All amounts shall be paid in U.S. dollars (unless the Parties agree otherwise). Any payments or portions of payments due under this Agreement that are not paid by the date such payments are due under this Agreement shall bear interest equal to the lesser of (a) twelve percent (12%) per year, or (b) the maximum rate permitted by law, pro rated to reflect the number of days such payment is delinquent.

ARTICLE VI

IP Rights and Ownership

6.1 General IP Ownership. Except as provided in this Article VI, and subject to the licenses expressly granted under this Agreement, each Party shall continue to own all Intellectual Property Rights owned by it prior to the Effective Date or developed by that Party following the Effective Date, regardless of whether such Intellectual Property Rights were created or acquired in connection with this Agreement.

ARTICLE VII

IP and Software Licenses

7.1 General. Except as set forth in this Article VII, neither Party grants to the other any rights or licenses under its Intellectual Property Rights.

7.2 Granted By Trikon.

(a) Grant. Subject to the terms of this Agreement, Trikon grants to Aviza a nonexclusive (except as provided in Section 7.2(b)), worldwide, nontransferable (except as provided in Section 14.6), perpetual (subject to Section 13.4(a)), irrevocable (subject to Section 13.4(a)), royalty-bearing (in accordance with Section 5.3) right and license, under Trikon’s Intellectual Property Rights:

(i) to make, have made, use, offer for Sale, Sell, import and export Licensed Products as part of complete wafer fabrication systems that include Aviza Process Modules (“Manufacturing Rights”); and

(ii) to use, copy, modify, create derivative works of the Software and to distribute the Software in object-code form as part of Licensed Products through multiple tiers of distribution.

(b) Exclusivity. With respect only to the Developed Software, the right and license granted to Aviza under Section 7.2(a)(ii) shall be exclusive, even as to Trikon.

(c) Sublicenses. Aviza may sublicense use of the Software in object-code form to its end-user customers, as part of or for use with Licensed Products, pursuant to licensing terms in the normal course of Aviza’s business. Subject to the preceding sentence, the rights and licenses granted to Aviza under this Section 7.2 are nonsublicensable.

7.3 Delivery. Notwithstanding the licenses granted in this Article VII, Trikon shall have no obligation to deliver any Software, Manufacturing Documentation or other tangible items to Aviza except as provided in Article II and Section 4.4.

ARTICLE VIII

Confidentiality

8.1 Confidential Information. As used in this Agreement, “Confidential Information” means any information: disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) which, if in written, graphic, machine-readable or other tangible form is marked as “Confidential” or “Proprietary,” or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and is reduced to writing marked as “Confidential” or “Proprietary” and provided to the Receiving Party within thirty (30) days after initial disclosure; provided that the Source Code and the Manufacturing Documentation provided by Trikon under this Agreement shall be considered Trikon’s Confidential Information whether or not marked as such.

8.2 Confidential Information Exclusions. Confidential Information excludes information that is: (a) now or hereafter, through no unauthorized act or failure to act on Receiving Party’s part, is or becomes generally known in the public domain; (b) known to the Receiving Party from a source other than the Disclosing Party (including former employees of the Disclosing Party) without an obligation of confidentiality at the time Receiving Party receives the same from the Disclosing Party; (c) hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure; or (d) independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.

8.3 Mandatory Disclosures. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party shall (a) assert the confidential nature of the Confidential Information to the agency; (b) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (c) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

8.4 Confidentiality Obligation. Receiving Party shall not use or disclose the Confidential Information of the other Party for any purpose other than to the extent necessary to perform its respective obligations and to exercise its respective rights and licenses under this Agreement, for so long as such information is not excluded from the definition of Confidential Information under Section 8.2. To the extent that the disclosure of Confidential Information is reasonably required in order to exercise “have made” or sublicense rights expressly granted under Section 7.2(a)(i), such disclosure shall be made under written confidentiality obligations at least as protective as those set forth in this Article VIII. Receiving Party shall take the same measures to protect the Confidential Information of the Disclosing Party as it takes with respect to its own Confidential Information of like or similar importance, but in no event less than the degree of care that would be exercised by a prudent person given the sensitivity and strategic value of such Confidential Information.

8.5 Confidentiality of Agreement.

(a) Public or Industry Announcement. Except as required by law, neither Party may make any official press release, industry disclosure, announcement or engage in other publicity (an, “Announcement”) relating to this Agreement without first obtaining the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), unless such Announcement follows an Announcement made by the other Party.

(b) Disclosure of Agreement. Subject to Section 8.5(a), each Party may disclose the existence of this Agreement as it deems appropriate, provided that neither Party shall disclose any specific terms of this Agreement, except: (a) as may be required by law; (b) to legal counsel of the Parties; (c) in connection with the requirements of a public offering or other securities filing; (d) in confidence, to accountants, attorneys, banks, and financing sources and their advisors who are subject to reasonable confidentiality obligations; (e) in confidence, in connection with the enforcement of this Agreement or exercise of its rights under this Agreement; or (f) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

ARTICLE IX

Representations and Warranties

9.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Corporate Authority. It has the right to enter this Agreement, is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has the power and authority, corporate and otherwise, to execute and deliver this Agreement and to perform its obligations under this Agreement, and has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

(b) No Conflicts. The execution, delivery and performance by it of this Agreement will not: (i) conflict with or violate the articles or certificate of incorporation or by-laws of it or any provision of any law, rule, regulation, authorization or judgment of any governmental authority having applicability to it or its actions; or (ii) conflict with or result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which it is a party or by which any of its property is bound.

(c) Compliance with Law. It shall comply with all applicable laws relating to its performance under this Agreement.

9.2 Trikon Representations and Warranties.

(a) Performance. Trikon represents and warrants to Aviza that (i) the Developed Software supplied by Trikon hereunder will perform in accordance with the Requirements for ninety (90) days following Aviza’s acceptance under Section 2.7) and (ii) the Transport Module Software and the Commercial Units supplied by Trikon hereunder will perform in accordance with the terms of Trikon’s standard commercial product and software warranties, provided that for Software and Commercial Units that Aviza subsequently distributes to customers, the warranty periods applicable to such standard Trikon’s warranties shall be deemed to extend, on a customer-by-customer basis, for the duration of warranty given by Aviza to its customer (provided that in no event shall Trikon’s deemed warranty period extend more than [OMITTED*] from the date the Commercial Unit or Software has been delivered to Aviza.

(b) Non-Infringement. Trikon represents and warrants to Aviza that it has all of the necessary rights and licenses to develop and provide the Software, the Commercial Units and the Manufacturing Documentation to Aviza and that Aviza’s use of the Software, the Commercial Units or the Manufacturing Documentation will not infringe any third party’s Intellectual Property Rights; provided that Aviza’s sole remedy for breach of the foregoing shall be the indemnity as set forth in Article X and termination of this Agreement as provided in Section 13.3.

9.3 Existing Manufacturing Documentation and Software. EXCEPT FOR THE WARRANTY OF NON-INFRINGEMENT SET FORTH IN SECTION 9.2(b), AND WITHOUT LIMITING TRIKON’S OBLIGATIONS OR AVIZA’S RIGHTS UNDER ARTICLE X (INDEMNITY), BUT NOTWITHSTANDING ANY OTHER PROVISIONS IN THIS AGREEMENT TO THE CONTRARY, THE MANUFACTURING DOCUMENTATION AND SOFTWARE DELIVERED UNDER SECTION 2.2 ARE PROVIDED “AS-IS,” WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND.

9.4 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED, TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE X

Indemnity

10.1 Indemnification by Trikon. Trikon shall, at its expense, defend Aviza against, or in its discretion settle (provided that such settlement unconditionally releases Aviza), any third-party claim brought against Aviza alleging that the performance by Trikon hereunder and any Trikon Deliverable provided infringes any Patent or Copyright of a third party, or misappropriates any trade secrets of a third party, and shall indemnify and hold Aviza harmless from and against any liabilities, damages, costs and expenses awarded by a court or settlements entered into based on such claim, and reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Aviza relating to the defense or settlement of such claim. As a condition to such defense and indemnification, Aviza must provide Trikon with prompt written notice of the claim, permit Trikon to control the defense, settlement, adjustment or compromise of any such claim, cooperate with Trikon in the defense and any related settlement action upon Trikon’s reasonable request and at Trikon’s expense.

10.2 Remedies. If any Trikon Deliverable or any part thereof becomes, or in Trikon’s reasonable opinion is likely to become, the subject of a third-party claim of infringement, Trikon shall have the right, at its option and expense, to obtain for Aviza a license permitting the continued use of the Trikon Deliverable or to replace or modify the Trikon Deliverable so that it becomes non-infringing, provided that any such change will not materially affect performance or functionality. If Trikon determines, in its reasonable judgment, that to pursue either of the two options described above would materially jeopardize its long-term financial viability, and a third-party claim of infringement is brought,

*                 Omitted pursuant to a request for confidential treatment. The omitted portion has been filed separately with the Securities and Exchange Commission.

then Aviza will be entitled to receive a reasonable refund of the fees paid to Trikon under this Agreement and to terminate this Agreement pursuant to Section 13.3. Notwithstanding the foregoing, Trikon’s indemnity obligation under this Article X shall not extend to any third party infringement claims to the extent the claims arise out of or are based on any continued use or distribution of the infringing portion of the Trikon Deliverable more than the earlier of eighteen (18) months after the claim is brought or one hundred and eighty (180) days after such claim is finally decided by a court of competent jurisdiction in the claimant’s favor.

10.3 Limitations. Trikon’s indemnity obligation in this Article X shall not extend to any claims to the extent the claims arise out of or are based upon (i) a modification of the Trikon’s Deliverables by any party other than Trikon without Trikon’s prior written consent; (ii) a combination of the Trikon’s Deliverables or any part thereof, with hardware or software not provided by Trikon, where the combination is the basis of the claim except for the contemplated combination with the Aviza Process Module; or (iii) use of other than the most current version of the Software (if the Software has not been altered in a way that materially affects performance or functionality) if infringement could have been avoided by use of such current version.

ARTICLE XI

Limitation of Liability

11.1 CONSEQUENTIAL DAMAGES. EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES UNDER ARTICLE X, AND MATERIAL BREACHES OF THE PARTIES’ RESPECTIVE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE VIII, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR (1) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION DOES NOT LIMIT EITHER PARTY’S LIABILITY FOR BODILY INJURY OF A PERSON, DEATH, OR PHYSICAL DAMAGE TO PROPERTY.

11.2 LIMITATION OF LIABILITY.

EXCEPT FOR AMOUNTS PAYABLE BY TRIKON TO THIRD PARTIES UNDER ARTICLE X, AND MATERIAL BREACHES OF EITHER PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE VIII, EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, REGARDLESS OF WHETHER SUCH CLAIM IS MADE ON THE BASIS OF CONTRACT, TORT, OR OTHER THEORY SHALL BE LIMITED TO THE AGGREGATE AMOUNTS PAID OR PAYABLE UNDER THIS AGREEMENT.

ARTICLE XII

Governing Law

12.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, without regard to laws that may be applicable under conflicts of laws principles. The parties specifically disclaim the UN Convention on Contracts for the International Sale of Goods.

ARTICLE XIII

Term and Termination

13.1 Term of Agreement. This Agreement shall be effective upon the Effective Date and shall remain in force until the earlier of: (a) June 1, 2008, or (b) the effective date on which the Agreement is otherwise terminated as set forth in this Article XIII.

13.2 Termination by Aviza. Aviza may terminate this Agreement at any time for its convenience, for no reason or for any reason, upon delivery of written notice to Trikon. Termination shall be effective thirty (30) days following Trikon’s receipt of such termination notice.

13.3 Termination for Cause. Either party may terminate this Agreement, upon notice to the other party, if the other party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) days of its receipt of notice of said breach from the non-breaching party.

13.4 Effect of Termination.

(a) Survival. Each Party’s rights and obligations under Articles 6, 7, 8, 9, 10, 11, 12 and 14 and Sections 5.3, 5.4, 5.5 and 13.4 shall survive any termination or expiration of this Agreement; provided that Article VII shall not survive if Trikon terminates the Agreement for cause or Aviza terminates the Agreement for convenience prior to payment of the Development Fee and the License Fee.

(b) Return of Materials. Within thirty (30) days after the termination or expiration of this Agreement, each Party shall deliver to the other Party or destroy and certify as to the destruction of all of the Confidential Information and other property of the other Party in its possession; provided that except as provided in Section 13.4(a), all licenses granted to Aviza pursuant to Article VII shall continue in effect notwithstanding any such termination or expiration of this Agreement.

ARTICLE XIV

Miscellaneous

14.1 Force Majeure. Neither Party shall be liable to the other for delays or failures (other than payment) in performance resulting from causes beyond the reasonable control of that Party, including, but not limited to, acts of God, labor disputes or disturbances, material shortages or rationing, riots, acts of war, governmental regulations, communication or utility failures, or casualties.

14.2 Import and Export. Upon request, each Party shall promptly provide all information under its control which is necessary or useful for the other Party to obtain any export or import licenses required for such Party to ship or receive Commercial Units. The Parties agree to comply with all applicable export laws and regulations of the United States.

14.3 Relationship of Parties. The Parties are independent contractors under this Agreement and no other relationship is intended, including a partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship. Neither Party shall act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other Party.

14.4 No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Aviza and Trikon any rights, remedies or other benefits under or by reason of this Agreement.

14.5 Notices. Any notice required or permitted to be given by either Party under this Agreement shall be in writing and shall be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by first class mail (registered or certified), to the Project Manager of the other Party. Notices will be deemed effective (i) three (3) working days after deposit, postage prepaid, if mailed, (ii) the next day if sent by overnight mail, or (iii) the same day if sent by facsimile and confirmed as set forth above. A copy of any notice shall be sent to the following:

Aviza Technology, Inc.	Trikon Technologies, Inc.
Attn: Chief Financial Officer	Ringland Way
440 Kings Village Road	Newport NP18 UK
Scotts Valley, CA 95066	Attn: Chief Financial Officer
Fax:	Fax:

14.6 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party; except that either party may assign this Agreement without the other party’s consent in connection with a change of control or to an entity that acquires all or substantially all of the business or assets of that party, in each case whether by merger, sale of assets, or otherwise, provided that the assignee assumes and agrees in writing to be bound by all of the obligations of the assigning party under this Agreement. Any attempted assignment or delegation in violation of this Section 14.6 will be void. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

14.7 Waiver and Modification. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the Parties.

14.8 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

14.9 Trademarks. Nothing in this Agreement grants either Party any rights to use the other Party’s Marks, directly or indirectly, in connection with any product, service, promotion, or to make any publication or publicity without prior written approval of the other Party.

14.10 Freedom of Action. Each Party agrees that this Agreement does not create an exclusive relationship between the parties, and both parties may enter into agreements with other parties for same or similar work, or to make, have made, use, sell, buy, develop, market or otherwise transfer any products or services, now or in the future, provided that any such agreement does not cause either party to be in breach of any of their obligations under this Agreement or constitute a violation of either party’s Intellectual Property Rights.

14.11 Entire Agreement. This Agreement, including all exhibits which are incorporated herein by reference, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

14.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

TRIKON TECHNOLOGIES, INC.		AVIZA TECHNOLOGY, INC.

By:	/s/ John Macneil	By:	/s/ Jerauld J. Cutini
Name:	John Macneil	Name:	Jerauld J. Cutini
Title:	Chief Executive Officer	Title:	President

[Signature Page to Aviza/Trikon JDA]

EXECUTION COPY — 3/14/05

EXHIBIT A

[DEVELOPMENT PLAN]

[EXHIBIT A HAS NOT BEEN EXECUTED BY THE PARTIES]

EXECUTION COPY — 3/14/05

EXHIBIT A-1

[REQUIREMENTS]

[EXHIBIT A1 HAS NOT BEEN EXECUTED BY THE PARTIES]

EXECUTION COPY — 3/14/05

EXHIBIT A-2

TRIKON MILESTONES

Payment Milestone	Aviza Dependency	Milestone Date

Delivery of Trikon Transport Module	Completed as of the Effective Date	[Insert date Module was delivered]

Delivery of Developed Software

Acceptance of Software

EXECUTION COPY — 3/14/05

EXHIBIT A-3

[ACCEPTANCE CRITERIA]

[EXHIBIT A3 HAS NOT BEEN EXECUTED BY THE PARTIES]

EXHIBIT B

SOFTWARE SUPPORT TERMS

Trikon’s general procedure for providing new software releases is as follows:

1. Periodically define requirements for release based upon overall customer input and the database of bugs. Requirements document is released.

2. Inform customers of what is targeted to be in a release.

3. Design and code features as per requirements document.

4. Produce test plan based on requirements document.

5. As final cut off date for release approaches, drop low priority requirements.

6. Execute test plan.

7. Based on results of test plan, fix bugs picked up and re-test.

8. Produce release notes and installation instructions.

9. Produce software release CD.

10. Inform customers using a client service bulletin (CSB) which contains release notes and installation instructions.

EXHIBIT 4.1

PURCHASE TERMS AND CONDITIONS

This Exhibit 4.1 sets forth the terms and conditions (“Conditions”) pursuant to which Aviza will purchase the Commercial Units from Trikon pursuant to Article IV of the JDA (as defined below). The terms and conditions of the JDA, including those which are specifically referenced herein and those which by their nature apply to the purchase of the Commercial Units by Aviza from Trikon, are hereby incorporated by reference.

1. Definitions. In these Conditions:

“Aviza” means Aviza Technology, Inc., and any company controlling, controlled by or under common control with this company;

“The Goods” means the quantity of Commercial Units (as defined in the JDA) described in the Order;

“The Order” means an order placed by Aviza for Commercial Units placed under Article IV of the JDA;

“The Price” means the price of the Commercial Units as set forth in Section 4.2 of the JDA;

“The Supplier” means Trikon Technologies, Inc. (“Trikon”); and

“The JDA” means the Joint Development Agreement dated March 11, 2005, between Trikon and Aviza.

2. Acceptance of Orders by Supplier. No Orders shall be binding on Supplier unless accepted in writing. Supplier agrees that it will accept all Orders from Aviza for the Required Units (as defined in the JDA) that request a delivery date within the lead times specified in Section 4.1 of the JDA, provided Aviza’s quantity requirements are reasonable. As applicable, each party will notify the other of its available manufacturing capacity and its forecast of anticipated requirements, and of any material changes thereto, as soon as reasonably practical after that party becomes aware of that information.

3. Delivery of the Goods. Subject to Section 4.1 of the JDA, the time and place of delivery of the Goods are as specified in the Order. The terms of delivery shall be F.O.B. Supplier’s place of manufacture or other point of shipment in the United Kingdom (the “F.O.B. point”). Supplier’s obligation to deliver shall not have been met until the Goods and the documentation as required per the Order, including any certificates, maintenance instructions and manuals, have been delivered at the F.O.B. point. Unless expressly specified in the Order by Aviza, the delivery of Goods shall be non-recurring. If the Goods are agreed to be delivered/provided in installments, then the Order is deemed not to be severable. The Supplier shall notify Aviza as soon as reasonably possible of any delay or potential delay in the execution of the Order, and will state the events causing such delay. Supplier shall be responsible for additional expenses to deliver the Goods in an expedited manner or in a manner reasonably requested by Aviza if Goods are not delivered in accordance with timeframes set forth in the Order.

4. Rescheduling, Changes and Cancellations. Subject to Section 4.1 of the JDA, Aviza reserves the right at any time prior to shipment to suspend the delivery of any Goods, without any additional charge, for up to one hundred and twenty (120) days after the originally scheduled shipment date. In addition, Aviza may terminate the Order in whole or in part upon notice to Supplier at least thirty (30) days prior to the original shipment date for the Goods subject to such Order; provided, however, that Aviza shall pay Supplier for all materials costs incurred by Supplier for the Goods subject to the cancellation, and Aviza will own all of those materials. Orders may not be canceled within thirty (30) days prior to the original shipment date. Notwithstanding anything to the contrary set forth in this Section 4, Aviza shall have no right to reschedule, cancel or otherwise change Orders in a manner that would delay the complete delivery of the eight (8) Required Units under the JDA to a date more than thirty (30) months after the JDA’s Effective Date.

5. Acceptance of Goods. The Goods are subject to inspection and testing by Aviza. In any case where the Goods (whether or not inspected or tested by Aviza) do not comply with the requirements of the JDA, Aviza has the right to reject such Goods. When rejecting Goods, Aviza shall give notice of rejection to the Supplier specifying the reasons for the rejection and shall return the rejected Goods to the Supplier at the Supplier’s risk and expense. In that case the Supplier shall, in its discretion repair the rejected Goods or replace the rejected Goods with Goods which are in accordance with the JDA, or if neither option is possible, refund the amounts paid by Aviza for such Goods.

6. Title and Risk of Loss. The title to and risk of loss pertaining to the Goods passes to Aviza on delivery of the Goods to Aviza at the F.O.B point, without prejudice to any right of Aviza to reject such Goods under these Conditions or otherwise.

7. Packaging. The Supplier shall package and label the Goods in a manner suitable for transit and storage at the Supplier’s expense in accordance with the Order. All packaging other than returnable packing shall become Aviza’s property unless Aviza indicates otherwise, in which case the Supplier shall be obliged to dispose of the packaging at its own risk and expense.

8. Price. The Price shall include all license fees, taxes, excise, duties and costs, both direct and indirect, of supplying the Goods except that, where the Goods are subject to Value Added Tax, the amount legally due shall be specified as a separate item of account.

9. Government Contracts. If the Goods are to be used by Aviza in the performance of a government contract or subcontract, those clauses of the applicable governmental procurement regulations that are required by federal law to be included in government contracts or subcontracts will be deemed to apply to the Order and will be incorporated by reference.

10. Warranty. The Goods will be warranted as set forth in Section 9.2 of the JDA.

11. Indemnity. Supplier will indemnify Aviza for all Goods purchased in accordance with Article X of the JDA.

12. Limitation of Liability. The limitation of liability contained in Article XI of the JDA will apply to all Goods purchased by Aviza hereunder.

13. Payment. Aviza shall pay to Supplier [OMITTED*] of the total invoiced amount for the Goods within [OMITTED*] days after shipment of the Goods, and the remaining [OMITTED*] within [OMITTED*] days after the shipment thereof.

*                 Omitted pursuant to a request for confidential treatment. The omitted portion has been filed separately with the Securities and Exchange Commission.

EXHIBIT 4.2

[COST AND PRICE CALCULATION]

								£:$exchange rate	1.85
	024/11/2003							Mftg to enter
Item	Part no.	Qty Guide	Note 1	Note 2	Material	Labour	Overhead	Cost £	Calculated $

300mm Transport Module -GX8000	B56700	1	OPTION. SELECT		Omitted	Omitted	Omitted	Omitted	Omitted
GX8000, 1x200mmOC, 1x300mmFOUP	281400	1			Omitted	Omitted	Omitted	Omitted	Omitted
GX8000, 2x200mmOC	704381	1			Omitted	Omitted	Omitted	Omitted	Omitted
GX8000, 2x300mmFOUP	704382	1	OPTIONS - choose one		Omitted	Omitted	Omitted	Omitted	Omitted
Kit. Transport Module Std.	K76964	1			Omitted	Omitted	Omitted	Omitted	Omitted
Kit. Installation	K78052	1			Omitted	Omitted	Omitted	Omitted	Omitted
Kit. CVD additional	K76890	1			Omitted	Omitted	Omitted	Omitted	Omitted
Kit. ADP100L Roughing Pump	702427	1			Omitted	Omitted	Omitted	Omitted	Omitted
Cassette 200mm - PEEK	281211	1	Pick qty	200mm only	Omitted	Omitted	Omitted	Omitted	Omitted
FOUP 300mm Autopod Wafer Carrier	703152	1	Pick qty	300mm only	Omitted	Omitted	Omitted	Omitted	Omitted
Kit. Additional VDU & Keyboard	703857	1			Omitted	Omitted	Omitted	Omitted	Omitted
300mm Thermocouple wafer	704166	1			Omitted	Omitted	Omitted	Omitted	Omitted
Kit. TM Standard Service	704374	1			Omitted	Omitted	Omitted	Omitted	Omitted
Cimetrix Runtime licence for CIM	707692	1			Omitted	Omitted	Omitted	Omitted	Omitted
Trikon Cimetrix Software CD -v9.1	710032	1			Omitted	Omitted	Omitted	Omitted	Omitted
ILOG Scheduler Software Licence	709022	1			Omitted	Omitted	Omitted	Omitted	Omitted
Kit. Ballroom Installation	703847	1			Omitted	Omitted	Omitted	Omitted	Omitted
Kit. E84 Sensor.	708669	1			Omitted	Omitted	Omitted	Omitted	Omitted
Kit. Hermos ID Reader	709003	1	Either Hermos or Asyst, 1 per tool.		Omitted	Omitted	Omitted	Omitted	Omitted
Kit. ASYST ID Reader	709063	1			Omitted	Omitted	Omitted	Omitted	Omitted
Kit. CVD Service	709464	1	Choose all options		Omitted	Omitted	Omitted	Omitted	Omitted
							Omitted	Omitted
300mm CVD Prefacilitation Pedestal	700093	1	OPTION. SELECT		Omitted	Omitted	Omitted	Omitted	Omitted
PFP Welded Frame Assy	708235	1			Omitted	Omitted	Omitted	Omitted	Omitted
Kit. Air	700126	1			Omitted	Omitted	Omitted	Omitted	Omitted
Kit. Control Node	700128	1			Omitted	Omitted	Omitted	Omitted	Omitted
Kit. Extract Duct Assy(Stand Prod)	708582	1	Choose all options		Omitted	Omitted	Omitted	Omitted	Omitted
Kit. PFP Bolt-down	704378	1			Omitted	Omitted	Omitted	Omitted	Omitted
Pipe Assy-N2 Purge/Vent	703781	1			Omitted	Omitted	Omitted	Omitted	Omitted
Assy. Gas Stick Long P&P	708676	1	Pick qty	1 per gas line on tool	Omitted	Omitted	Omitted	Omitted	Omitted
Assy. PFP Manifold GasLine 1	708378	1	Pick qty	1 per gas line on tool	Omitted	Omitted	Omitted	Omitted	Omitted
Check Valve 1/4VCR	210059	1	Pick qty	1 per gas line on tool	Omitted	Omitted	Omitted	Omitted	Omitted
Loom. Gas 1/11 Press Transducer	709165	1	Pick qty	1 per gas line on tool	Omitted	Omitted	Omitted	Omitted	Omitted
								Omitted	Omitted
Kit. Decommision	705892	1	1 per tool		Omitted	Omitted	Omitted	Omitted	Omitted
								Omitted	Omitted
								Omitted
					Omitted	Omitted

024/11/2003
Item	Quantity	Total cost $

300mm Transport Module -GX8000	1	Omitted
GX8000, 1x200mmOC, 1x300mmFOUP	0	Omitted
GX8000, 2x200mmOC	0	Omitted
GX8000, 2x300mmFOUP	1	Omitted	Total	Omitted	%
Kit. Transport Module Std.	1	Omitted	Labour	Omitted		Omitted
Kit. Installation	1	Omitted	O/head	Omitted		Omitted
Kit. CVD additional	1	Omitted	Material	Omitted		Omitted
Kit. ADP100L Roughing Pump	1	Omitted
Cassette 200mm - PEEK	0	Omitted
FOUP 300mm Autopod Wafer Carrier	2	Omitted
Kit. Additional VDU & Keyboard	1	Omitted
300mm Thermocouple wafer	1	Omitted
Kit. TM Standard Service	1	Omitted
Cimetrix Runtime licence for CIM	1	Omitted
Trikon Cimetrix Software CD -v9.1	1	Omitted
ILOG Scheduler Software Licence	1	Omitted
Kit. Ballroom Installation	1	Omitted
Kit. E84 Sensor.	1	Omitted
Kit. Hermos ID Reader	1	Omitted
Kit. ASYST ID Reader	0	Omitted
Kit. CVD Service	1	Omitted

300mm CVD Prefacilitation Pedestal	1	Omitted
PFP Welded Frame Assy	1	Omitted
Kit. Air	1	Omitted	Each	Active		18	2/27/2 003	OLES	2/27/2003	OLES
Kit. Control Node	1	Omitted	Each	Active		10	2/12/ 2003	MARKJ	4/25/2003	ALANA
Kit. Extract Duct Assy(Stand Prod)	1	Omitted	Each	Active		29	2/26/2003	MARKJ	4/2/2003	JACKR
Kit. PFP Bolt-down	1	Omitted	Each	Active		7	2 /12/2003	MARKJ	2/12/2003	MARKJ
Pipe Assy-N2 Purge/Vent	1	Omitted	Each	Active		0	2/12/2003	MARKJ	2/12/2003	MARKJ
Assy. Gas Stick Long P&P	1	Omitted
Assy. PFP Manifold GasLine 1	1	Omitted
Check Valve 1/4VCR	1	Omitted
Loom. Gas 1/11 Press Transducer	1	Omitted
Omitted		Omitted
Kit. Decommision	1	Omitted
		Omitted
		Omitted	Omitted

Note that the omitted portions of this document were omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Securities and Exchange Commission.